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Exhibit 99.1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of RFS Hotel Investors, Inc.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of RFS Hotel Investors, Inc. (the "Company") at December 31, 2001 and 2000, and the results of its operations and cash flows for the three years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Dallas, Texas
February 7, 2002

RFS HOTEL INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2001	December 31, 2000
ASSETS
Investment in hotel properties, net	$615,562	$635,997
Cash and cash equivalents	5,735	3,681
Restricted cash	6,817	4,929
Accounts receivable	5,533	13,041
Deferred expenses, net	6,964	6,814
Other assets	3,517	9,005
Deferred income taxes	24,734

Total assets	$668,862	$673,467

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$20,857	$12,734
Borrowings on Line of Credit	81,188	50,273
Mortgage notes payable	219,947	227,158
Minority interest in Operating Partnership, 2,458 and 2,562 units issued and outstanding at December 31, 2001 and 2000, respectively and other consolidated subsidiaries	31,059	34,848

Total liabilities	353,051	325,013

Series B Preferred Stock, $0.01 par value, 5,000 shares authorized, 250 shares issued and outstanding	25,000

Commitments and contingencies
Shareholders' equity:
Series A Preferred Stock, $.01 par value, 5,000 shares authorized, 974 shares issued and outstanding at December 31, 2000		10
Common Stock, $.01 par value, 100,000 shares authorized, 25,811 and 25,088 shares issued at December 31, 2001 and 2000, respectively	258	251
Additional paid-in capital	368,361	374,910
Other comprehensive income	(3,220)
Treasury stock, at cost, 576 shares	(8,100)	(8,100)
Distributions in excess of earnings	(66,488)	(18,617)

Total shareholders' equity	290,811	348,454

Total liabilities and shareholders' equity	$668,862	$673,467

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands, except per share data)

	2001	2000	1999
Revenue:
Rooms	$188,725
Food and beverage	17,695
Other operating departments	9,103
Lease revenue	5,782	$106,574	$98,962
Other	573	785	700

Total hotel revenue	221,878	107,359	99,662

Hotel operating expenses by department:
Rooms	37,000
Food and beverage	13,533
Other operating departments	2,201
Undistributed operating expenses:
Property operating costs	22,550
Property taxes, insurance and other	12,848	10,747	9,859
Franchise costs	17,007
Maintenance and repair	9,741
Management fees	5,762
Depreciation	29,605	27,198	24,210
Lease termination	65,496
Amortization of deferred expenses and unearned compensation	1,384	674	858
General and administrative	19,436	6,304	3,687

Total operating expenses	236,563	44,923	38,614

Operating income (loss)	(14,685)	62,436	61,048
Interest expense	26,042	24,052	20,836

Income (loss) before minority interest, (gain) loss on sale
of hotels, and income taxes	(40,727)	38,384	40,212
Minority interests	(1,157)	3,218	3,620
(Gain) loss on sale of hotel properties	(1,127)	4,376	1,602
Benefit from income taxes	(24,714)

Net income (loss)	(13,729)	30,790	34,990
Preferred stock dividends	(3,125)	(1,412)	(1,412)
Gain on redemption of Series A preferred stock	5,141

Net income (loss) applicable to common shareholders	$(11,713)	$29,378	$33,578

Earnings (loss) per share—basic and diluted	$(0.47)	$1.20	$1.34
Weighted average common shares outstanding—basic	25,045	24,559	25,002
Weighted average common shares outstanding—diluted	25,045	24,580	25,002

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands)

	2001	2000	1999
Net income (loss)	$(13,729)	$30,790	$34,990
Unrealized holding losses arising on interest rate swaps	(3,220)	—	—

Comprehensive income (loss)	$(16,949)	$30,790	$34,990

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands, except per share data)

		Common Stock
	Preferred Stock	Number of Shares	Amount	Additional Paid-In Capital	Other Comprehensive Income	Treasury Stock	Distributions in Excess of Income	Total
Balances at December 31, 1998	$10	25,021	$251	$373,156		$(2,012)	$(4,468)	$366,937
Purchase of treasury shares				205		(1,644)		(1,439)
Issuance of restricted common shares to officers and directors		41
Distributions on common shares, ($1.54 per share)							(38,519)	(38,519)
Distributions on preferred shares, ($1.45 per share)							(1,412)	(1,412)
Amortization of unearned compensation				726				726
Net income							34,990	34,990

Balances at December 31, 1999	$10	25,062	$251	$374,087		$(3,656)	$(9,409)	$361,283
Purchase of treasury shares						(4,444)		(4,444)
Issuance of common shares		13		162				162
Issuance of restricted common shares to officers and directors		13
Distributions on common shares, ($1.54 per share)							(38,586)	(38,586)
Distributions on preferred shares, ($1.54 per share)							(1,412)	(1,412)
Amortization of unearned compensation				661				661
Net income							30,790	30,790

Balances at December 31, 2000	$10	25,088	$251	$374,910		$(8,100)	$(18,617)	$348,454
Purchase of preferred shares	(10)			(12,990)				(13,000)
Issuance of common shares		453	4	5,112				5,116
Issuance of restricted common shares to officers and directors		270	3					3
Distributions on common shares, ($1.255 per share)							(30,661)	(30,661)
Distributions on preferred shares, ($3.125 per Series B share)							(3,481)	(3,481)
Unrealized holding losses arising on interest rate swaps					$(3,220)			(3,220)
Amortization of unearned compensation				1,329				1,329
Net income (loss)							(13,729)	(13,729)

Balances at December 31, 2001		25,811	$258	$368,361	$(3,220)	$(8,100)	$(66,488)	$290,811

The accompanying notes are an integral part of these consolidated financial statements.

RFS HOTEL INVESTORS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2001, 2000 and 1999

(in thousands)

	2001	2000	1999
Cash flows from operating activities:
Net income (loss)	$(13,729)	$30,790	$34,990
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	32,343	28,908	26,281
Minority interest in Operating Partnership	(1,157)	3,218	3,620
(Gain) loss on sale of hotel properties	(1,127)	4,376	79
Changes in assets and liabilities:
Accounts receivable	7,508	(2,240)	(145)
Other assets	5,432	(3,473)	2,277
Deferred income taxes	(24,734)
Accounts payable and accrued expenses	5,930	3,644	(218)

Net cash provided by operating activities	10,466	65,223	66,884

Cash flows from investing activities:
Investment in hotel properties and hotels under development	(18,013)	(32,551)	(34,066)
Cash paid for franchise fees	(65)		(49)
Restricted cash	(1,888)	(379)	6,727
Proceeds from sale of hotel properties	11,324	22,087	808

Net cash used by investing activities	(8,642)	(10,843)	(26,580)

Cash flows from financing activities:
Purchase of treasury stock		(4,444)	(1,439)
Proceeds from borrowings	66,688	81,200	16,500
Payments on debt	(42,984)	(86,047)	(7,021)
Redemption of preferred stock	(13,000)
Distributions to common and preferred shareholders	(34,142)	(39,972)	(39,931)
Distributions to limited partners	(3,135)	(3,988)	(3,954)
Redemption of units			(22)
Issuance of common and preferred stock, net of $1,060 issuance costs	28,439	162
Loan fees paid	(1,636)	(3,523)	(538)

Net cash provided (used) by financing activities	230	(56,612)	(36,405)

Net increase (decrease) in cash and cash equivalents	2,054	(2,232)	3,899
Cash and cash equivalents at beginning of period	3,681	5,913	2,014

Cash and cash equivalents at end of period	$5,735	$3,681	$5,913

Supplemental disclosure of cash flow information:
Cash paid for interest	$24,403	$22,970	$20,172

        Supplemental disclosure of non-cash activities:

        In 2001, the Company:

            i.  Issued 103 thousand shares of common stock with a value of $1.6 million in exchange for 103 thousand Operating Partnership units and issued 7 thousand shares of common stock with a value of $0.1 million for an interest in a subsidiary partnership.

          ii.  Recorded a liability of $3.2 million for the fair value of the interest rate swaps at December 31, 2001.

          iii.  Sold a hotel that closed on February 20, 2001 in which a loss and related liability of $1.0 million was recorded in the financial statements in 2000 as a non-cash transaction at December 31, 2000.

        In 2000, the Company recorded a $0.1 million allocation to paid-in capital from minority interest.

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF RFS HOTEL INVESTORS, INC.

Note 1. Organization

        RFS Hotel Investors, Inc. ("RFS" or the "Company") is a hotel real estate investment trust which, at December 31, 2001, owned interests in 58 hotels with 8,424 rooms located in 24 states (collectively the "Hotels") through its approximate 91% equity interest in RFS Partnership L.P. (the "Operating Partnership"). RFS, the Operating Partnership, and their subsidiaries are herein referred to, collectively, as the "Company".

        The following table provides a schedule of the hotels by brand at December 31, 2001:

Franchise Affiliation	Hotel Properties	Rooms/Suites
Full Service hotels:
Sheraton	4	864
Holiday Inn	5	954
Independent	2	331
Sheraton Four Points	2	412
Hilton	1	234
Doubletree	1	221

	15	3,016

Extended Stay hotels:
Residence Inn by Marriott	14	1,851
TownePlace Suites by Marriott	3	285
Homewood Suites by Hilton	1	83

	18	2,219

Limited Service hotels:
Hampton Inn	17	2,113
Holiday Inn Express	5	637
Comfort Inn	2	337
Courtyard by Marriott	1	102

	25	3,189

Total	58	8,424

        The following summarizes the number of hotels owned for the periods presented:

	2001	2000	1999
Hotels owned at beginning of years	60	62	60
Acquisitions and developed hotels placed into service			2
Sales of hotels	(2)	(2)

Hotels owned at end of years	58	60	62

        Under the REIT Modernization Act (the "RMA") that became effective January 1, 2001, the Company is permitted to lease its hotels to wholly-owned taxable real estate investment trust ("REIT") subsidiaries of the Company ("TRS Lessees"), provided that the TRS Lessees engage a third-party management company to manage the hotels. Effective January 1, 2001, the Company terminated its operating leases, management contracts and related ancillary agreements with Hilton Hotels Corporation ("Hilton") for approximately $65.5 million. This transaction represents the cancellation of certain executory contracts some of which extended through 2012. The cancellation of these agreements entitles the TRS Lessees to retain the operating profits or losses from the hotels, which previously accrued to Hilton under these contracts and, in the opinion of management, gives the Company (i) more control over the daily operations of the hotels, (ii) the benefits from any cost efficiencies or ancillary revenues generated at the hotels, and (iii) flexibility, in that the hotels are not encumbered by long term leases which are difficult to amend and expensive to terminate. As a result of this transaction, the Company began reporting hotel revenues and expenses rather than lease revenue. All of the hotels continue to operate under the same franchise affiliation as prior to the contract termination.

        Simultaneous with the termination of the leases, management contracts and related agreements, the TRS Lessees entered into new management contracts with Flagstone Hospitality Management ("Flagstone"). At December 31, 2001, Flagstone manages 51 of the Company's 58 hotels and the remaining seven hotels are managed by four other third-party management companies. Only five of the Company's hotels are operated under long-term leases with third parties as of December 31, 2001.

        In connection with the termination of the leases and related agreements, the Company redeemed 973,684 shares of its Series A Preferred Stock owned by Hilton for cash consideration of $13.0 million, which resulted in a gain on redemption of $5.1 million that was included in net income available to common shareholders in the first quarter 2001.

Note 2. Summary of Significant Accounting Policies

        Principles of Consolidation.    The consolidated financial statements include the accounts of RFS, the Operating Partnership and their consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

        Fair Value of Financial Instruments.    The Company's financial instruments include rents receivable, accounts payable, other accrued expenses, mortgage loans payable and interest rate swap agreements. The fair values of these financial instruments other than the interest rate swap agreements and mortgage loans payable are not materially different from their carrying or contract values. The fair value of the interest rate swaps are estimated based on quotes from the market makers of these instruments and represents the estimated amounts the Company would expect to pay to terminate the agreements. Credit and market risk exposures are limited to the net interest differentials. The estimated unrealized net loss on these instruments was approximately $3.2 million and $0.8 million at December 31, 2001 and 2000. The carrying values of the Company's borrowings are estimated to be below fair value by approximately $11.5 million due to changes in comparable interest rates.

        Investment in Hotel Properties.    Hotel properties are recorded at cost and are depreciated using the straight-line method over estimated useful lives of 40 years for buildings and improvements and five to seven years for furniture and equipment. Repairs and maintenance costs are charged to expense as incurred. The Company periodically reviews the carrying value of each Hotel to determine if circumstances exist indicating impairment in the carrying value of the investment in the hotel or that depreciation periods should be modified. If circumstances support the possibility of impairment, the Company will prepare a projection of the undiscounted future cash flows, without interest charges, of the specific hotel and determine if the investment in such hotel is recoverable based on the undiscounted cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the hotel based on discounted future cash flows. The Company does not believe that there are any facts or circumstances indicating impairment of any of its investment in hotel properties.

        Cash and Cash Equivalents.    All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

        Restricted Cash.    Restricted cash includes amounts the Company must make available for the replacement and refurbishment of furniture and equipment and amounts held in escrow by certain lenders for the payment of taxes and insurance.

        Deferred Expenses.    Deferred expenses, consisting of initial fees paid to franchisors, loan fees and other costs incurred in issuing debt, are recorded at cost. Amortization of franchise fees is computed using the straight-line method over the lives of the franchise agreements, which range from 10 to 15 years. Amortization of loan fees and other costs incurred in issuing debt are computed using the interest method over the maturity period of the related debt. Accumulated amortization of deferred expenses is $6.6 million and $5.0 million at December 31, 2001 and 2000, respectively.

        Minority Interest in Operating Partnership and other Consolidated Subsidiaries.    Minority interest in the Operating Partnership and other Consolidated Subsidiaries represents the limited partners' proportionate share of the equity in the Operating Partnership and other Consolidated Subsidiaries. Income (loss) is allocated to minority interest based on the weighted average percentage ownership throughout the year.

        Treasury Stock.    The Board of Directors approved a stock repurchase program to buy back up to 3 million shares of common stock on the open market subject to certain market conditions and other factors. During 2000, the Company repurchased 409 thousand shares of common stock at an average price per share of $10.88 or $4.4 million, bringing the total number of shares repurchased under the program to 576 thousand.

        Revenue Recognition.    In accordance with Staff Accounting Bulletin (SAB) 101, lease revenue is recognized as income after certain specific annual hurdles have been achieved by the lessee in accordance with the provisions of the Percentage Lease agreements. The lessees are in compliance with their rental obligations under the Percentage Leases. For the years ended December 31, 2001 and 2000, five and fifty-six hotels were leased to third party lessees, respectively.

        Income Taxes.    The Company has elected to be treated as a REIT under Sections 856 to 860 of the Internal Revenue Code. Prior to January 1, 2001, the Company, as a REIT, was not subject to federal income taxes. Under the RMA that became effective January 1, 2001, the Company leases its hotels to wholly-owned taxable REIT subsidiaries that are subject to federal and state income taxes. The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, the Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        Basic and Diluted Earnings Per Share.    Basic earnings per share is computed by dividing net income (loss) applicable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income (loss) applicable to common shareholders by the weighted average number of common shares and equivalents outstanding during the period. Common share equivalents represent shares issuable upon exercise of options. For the year ended December 31, 2001, the common share equivalents would be antidilutive, and accordingly are not assumed to be outstanding for the computation of diluted earnings per share. For the years ended December 31, 2000, 1999, the Company's Series A Preferred Stock, if converted to common shares, would be antidilutive; accordingly, the Series A Preferred Stock is not assumed to be converted in the computation of diluted earnings per share. In addition, the Series B Preferred Stock is non-convertible and accordingly, is not included in the computation of diluted earning per share.

        Derivatives.    Effective January 1, 2001, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Upon adoption of SFAS 133 on January 1, 2001, the Company recorded a liability of approximately $0.8 million with a corresponding charge to other comprehensive income representing the fair value of its interest rate swap agreements. At December 31, 2001, the fair value of the Company's interest rate swap agreements was a liability of approximately $3.2 million and is included in "Accounts payable and accrued expenses" with the related unrealized loss recorded in other comprehensive income within shareholders' equity. If LIBOR interest rates remain unchanged for the next twelve months, the Company estimates that interest expense will be $2.5 million higher than if the Company had not entered into the swaps. In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company limits these risks by following established risk management policies and procedures including the use of derivatives (cash flow hedges). Derivatives are used primarily to fix the rate on debt based on floating-rate indices. The Company does not use derivatives for trading or speculative purposes. Further, the Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors.

        Segment Information.    SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires the disclosure of selected information about operating segments. Based on the guidance provided in the standard, the Company has determined that its business is conducted in one operating segment.

        Distributions.    The Company intends to pay regular quarterly distributions on its common shares and Operating Partnership units and the current quarterly distribution is $0.25 per share or unit, declared on January 31, 2002. Additionally, the Company pays regular quarterly dividends on its Series B Preferred Stock in accordance with its dividend requirements. The Company's ability to make distributions is dependent upon receipt of its quarterly distributions from the Operating Partnership.

Note 3. Investment in Hotel Properties

        Investment in hotel properties consists of the following at December 31, 2001, and 2000, respectively (in thousands):

	2001	2000
Land	$70,401	$71,886
Building and improvements	543,912	541,847
Furniture and equipment	115,479	106,554
Capital improvements program expenditures	16,422	19,245

	746,214	739,532
Accumulated depreciation	(130,652)	(103,535)

	$615,562	$635,997

        Capitalized interest was $0 and $0.6 million for the years ended December 31 2001 and 2000, respectively.

Note 4. Debt

        The following details the Company's debt outstanding at December 31, 2001 and 2000 and the net book value of the collateral pledged against the debt at December 31, 2001 (dollar amounts in thousands):

			Collateral
	Interest Rate	Maturity	# of Hotels	Net Book Value	2001	2000
Variable Rate Debt:
Line of Credit	LIBOR + 200bp	July 2004	24	$216,228	$11,188	$10,273
Fixed Rate Debt:
Line of Credit	6.54%	July 2003	(a)	(a)	40,000	40,000
Line of Credit	4.78%	July 2003	(a)	(a)	30,000
Mortgage	6.83%	August 2008	15	143,522	33,181	36,971
Mortgage	7.30%	November 2011	(b)	(b)	25,000	25,000
Mortgage	7.83%	December 2008	10	126,404	92,087	93,460
Mortgage	8.22%	November 2007	1	44,421	18,271	18,556
Mortgage	4.50%	January 2001				1,125
Mortgage	8.00%	August 2010	8	84,987	51,408	52,046

				$615,562	$301,135	$277,431

(a)
Interest rate swaps have fixed the rate of interest on these portions of the Line of Credit and these portions are also collateralized by the twenty-four properties pledged against the variable portion of the Line. The interest rate swaps mature in July 2003.

(b)
This mortgage is also collateralized by the fifteen properties pledged against the previous mortgage in the table.

        The interest rate on the $140 million Line of Credit that matures in July 2004 ranges from 150 basis points to 250 basis points above LIBOR, depending on the Company's ratio of total debt to its investment in hotel properties (as defined). The interest rate on the variable contracts of the Line of Credit outstanding at December 31, 2001 was 4.03%, calculated as the LIBOR interest rate of 2.03% plus 200 basis points. The Line of Credit is collateralized by first priority mortgages on 24 hotels that restrict the transfer, pledge or other hypothecation of the hotels (collectively, the "Collateral Pool"). The Company may obtain a release of the pledge of any hotel in the Collateral Pool if the Company provides a substitute hotel or reduces the total availability under the Line of Credit. Borrowings under the Line of Credit are limited to the Borrowing Base Value, which was $111.4 million at December 31, 2001. The Line of Credit contains various covenants including the maintenance of a minimum net worth, minimum debt and interest coverage ratios, and total indebtedness and liability limitations. The Company was in compliance with these covenants at December 31, 2001.

        The Company participates in two interest rate swap agreements. One of the interest rate swap agreements is for a notional amount of $30 million maturing in July 2003. Under this interest rate swap agreement, the Company receives payments based on the one month LIBOR rate of 2.14% and pays a fixed rate of 4.775% at December 31, 2001. In addition, the Company participates in a second interest rate swap agreement for a notional amount of $40 million maturing in July 2003. Under the second interest rate swap agreement, the Company receives payments based on the one-month LIBOR rate of 2.14% and pays a fixed rate of 6.535% at December 31, 2001.

        The differences to be paid or received by the Company under the terms of the interest rate swap agreements are accrued as interest rates change and recognized as an adjustment to interest expense by the Company pursuant to the terms of the agreements and have a corresponding effect on its future cash flows. Agreements such as these contain a credit risk that the counterparties may be unable to meet the terms of the agreement. The Company minimizes that risk by evaluating the creditworthiness of its counterparties, which is limited to major banks and financial institutions, and does not anticipate non-performance by the counterparties. Net receipts (payments) under the interest rate swap agreements were $(1.3) million, $0.1 million and $0 for the years ended December 31, 2001, 2000 and 1999.

        The fair value of the interest rate swap agreements are estimated based on quotes from the market makers of these instruments and represents the estimated amounts the Company would expect to receive or pay to terminate the agreements. Credit and market risk exposures are limited to the net interest differentials. The estimated unrealized net loss on these instruments was approximately $3.2 million and $0.8 million at December 31, 2001 and 2000.

        The Company's other borrowings are nonrecourse to the Company and contain provisions allowing for the substitution of collateral (except for the 1996 CMBS debt which matures in two tranches in August 2008 and November 2011), upon satisfaction of certain conditions, after the respective loans have been outstanding for approximately four years. Most of the mortgage borrowings are repayable and subject to various prepayment penalties, yield maintenance, or defeasance obligations. At December 31, 2001 and 2000, approximately 96% of RFS' debt is fixed at an average interest rate of 7.7%.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF RFS HOTEL INVESTORS, INC. (Continued)

Note 4. Debt (Continued)

        Future scheduled principal payments of debt obligations at December 31, 2001 are as follows (in thousands):

Amount
2002	$6,547
2003	7,044
2004	88,735
2005	8,152
2006	8,772
Thereafter	181,885

$301,135

        The Company in the future may seek to increase further the amount of its credit facilities, negotiate additional credit facilities, or issue corporate debt instruments. Although the Company has no charter restrictions on the amount of indebtedness the Company may incur, the Board of Directors of the Company has adopted a current policy limiting the amount of indebtedness that the Company will incur to an amount not in excess of approximately 45% of the Company's investment in hotel properties, at cost, (as defined). The Board of Directors may change the debt policy at any time without shareholder approval.

        The Company may incur, or cause the Operating Partnership to incur, indebtedness to meet distribution requirements imposed on a REIT under the Internal Revenue Code including the requirement that a REIT distribute to its shareholders annually at least 90% (effective January 1, 2001) of its taxable income to the extent that working capital and cash flow from the Company's investments are insufficient to make such distributions.

Note 5. Income Taxes

        The Company elected to be taxed as a REIT under the Internal Revenue Code. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute as least 90% of its taxable income to its stockholders. It is management's current intention to adhere to these requirements and maintain the Company's REIT status. As a REIT, the Company generally will not be subject to corporate level federal income taxes on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not qualify as a REIT for subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, taxable income from non-REIT activities managed through taxable REIT subsidiaries is subject to federal, state and local income taxes.

        Prior to January 1, 2001, the Company was not subject to federal income taxes. Under the RMA that became effective January 1, 2001, the Company leases its hotels to wholly-owned taxable REIT subsidiaries that are subject to federal and state income taxes. The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, the Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

        The components of income tax expense (benefit) for the year ended December 31, 2001 are as follows:

Current:
State	$20
Deferred:
Federal	(24,734)

Benefit from income taxes	$(24,714)

        The deferred tax benefit was calculated using an effective tax rate of 38% applied to the income of the TRS Lessees, adjusted for temporary differences related to the Hilton lease termination transaction. The deferred tax asset relates mainly to the payments to terminate the operating leases, management contracts and ancillary agreements with Hilton that were expensed for financial reporting purposes whereas, for tax purposes, these payments will be amortized over the lives of the leases. The Company believes that the TRS Lessees will generate sufficient future taxable income to realize in full this deferred tax asset. Accordingly, no valuation allowance has been recorded at December 31, 2001.

        The reconciliation of the Company's statutory income tax rate to effective tax rate for the year ended December 31, 2001 is as follows:

Statutory U.S. Federal income tax benefit	35%
State income tax benefit	3%
Non-taxable REIT income	25%
Other	1%

Effective tax rate	64%

Reconciliation between GAAP net income (loss) and REIT taxable income:

        The following table reconciles GAAP net income (loss) to taxable income for the years ended December 31, 2001, 2000 and 1999:

	2001	2000	1999
GAAP net income (loss)	$(13,729)	$30,790	$34,990
Plus GAAP net loss on taxable subsidiaries included above	40,234	889	1,302

GAAP net income from REIT operations (a)	26,505	31,679	36,292
Book/tax differences on minority interest share of TRS Lessees' loss	(3,206)
Book/tax differences on depreciation and amortization	4,333	(2,005)	(4,609)
Book/tax differences on gains/losses from capital transactions	4,781	3,745	52
Other book/tax differences, net	(180)	915	1,689

Adjusted taxable income subject to distribution requirement (b)	$32,233	$34,334	$33,424

(a)    All adjustments to "GAAP net income from REIT operations" are net of amounts attributable to taxable REIT subsidiaries and non-qualified REIT subsidiaries.

(b)    The dividend requirement was 90% in 2001 and 95% in 1999 and 2000, respectively.

Characterization of distributions:

        The following table characterizes distributions paid per common share for the years ended December 31, 2001, 2000 and 1999:

	2001		2000		1999
	$	%	$	%	$	%
Ordinary income	$1.13	89.8%	$1.43	92.8%	$1.54	100%
Return of capital	0.09	6.7%	0.02	1.3%
Capital gains			0.01	0.3%
Unrecaptured Section 1250 gain	0.04	3.5%	0.08	5.6%

	$1.26	100%	$1.54	100%	$1.54	100%

Note 6. Capital Stock

        Preferred Stock.    The Board of Directors is authorized to provide for the issuance of up to 5 million shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof.

        In 1996, the Company issued to one of the lessees 973,684 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The Company redeemed the Series A Preferred Stock on January 1, 2001 for cash consideration of $13.0 million, which resulted in a gain on redemption of $5.1 million that is included in net income (loss) applicable to common shareholders in 2001.

        On January 2, 2001, the Company issued 250 thousand shares of non-convertible mandatorily redeemable Series B Preferred Stock for $25 million prior to fees and expenses of approximately $1 million. Holders of the Series B Preferred Stock are entitled to receive quarterly cash dividends commencing March 31, 2001 at an annual rate of 12.5%. If not redeemed prior to January 1, 2006, the dividend rate increases 2.0% per annum up to a maximum rate of 20.5%. The Company may redeem shares of the Series B Preferred Stock in whole but not in part, on or after December 31, 2003 at the original price of $25 million. If the shares are redeemed before December 31, 2003, the redemption price is at varying amounts over the original share price. The shares are mandatorily redeemable by the holders at varying premiums over the original share price upon a change of control, dissolution, or winding up of the Company or on the Company's failure to qualify as a REIT.

        Operating Partnership Units.    RFS is the sole general partner of the Operating Partnership and is obligated to contribute the net proceeds from any issuance of its equity securities to the Operating Partnership in exchange for units of partnership interest ("Units") corresponding in number and terms to the equity securities issued. The Operating Partnership may also issue Units to third parties in exchange for cash or property, and Units so issued to third parties are redeemable at the option of the holder for a like number of shares of common stock of the Company, or cash, or a combination thereof, at the election of the Company.

Note 7. Commitments and Contingencies

        The Company maintains comprehensive insurance on each of its hotels, including liability, fire and extended coverage, of the type and amount customarily obtained for or by hotel owners. All 10 of the Company's hotels in California are located in areas that are subject to earthquake activity. These hotels are located in areas of high seismic risk and some were constructed under building codes which were less stringent with regard to earthquake related requirements. An earthquake could render significant damage to the Company's hotels. Additionally, areas in Florida where six of the Company's hotels are located may experience hurricane or high-wind activity. The Company has earthquake insurance policies on its hotels in California and wind insurance policies on certain of its hotels located in Florida. However, various types of catastrophic losses, like earthquakes and floods may not be fully insurable or may not be economically insurable. With respect to its hotels in California, in addition to the applicable deductibles under its earthquake insurance policies, the Company is self-insured for the first $5 million per earthquake. The Company believes its current property insurance, which expires June 30, 2002, will protect it against losses resulting from a terrorist attack. Upon renewal, the Company does not know whether its property insurance will protect it against losses resulting from a terrorist attack. The Company believes that such losses may not be economically insurable. In the event of a substantial loss, the Company's insurance coverage may not be able to cover the full current market value or replacement cost of its lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also affect our ability to replace or renovate a hotel after it has been damaged or destroyed.

        As of December 31, 2001, the Company had a $0.6 million letter of credit outstanding. The letter of credit serves as collateral on the worker's compensation plan set-up on behalf of the hotel employees of Flagstone. On January 1, 2002, the letter of credit was increased to $2.0 million. There are no outstandings on the letter of credit.

        Effective January 1, 2001, the Company receives rental income from five hotels leased to third parties under the Percentage Leases which expire in 2007 (1 hotel), 2008 (2 hotels) and 2009 (2 hotels).

        Minimum future rental income (base rents) due the Company under these noncancelable operating leases at December 31, 2001, is as follows (in thousands):

Year	Amount
2002	$2,489
2003	2,489
2004	2,489
2005	2,489
2006	2,489
2007 and thereafter	3,853

$16,298

        Lease revenue is based on a percentage of room revenues, food and beverage revenues and other revenues of the Hotels. Both the base rent and the threshold room revenue in each lease computation are adjusted annually for changes in the Consumer Price Index ("CPI"). The adjustment is calculated at the beginning of each calendar year. The CPI adjustments made in January 2001 and 2000 were 3.4% and 2.7%, respectively.

        The Company may terminate any lease agreement with respect to a hotel property upon the sale of a hotel property in exchange for a termination payment to the lessee. Under the Percentage Leases, the Company is obligated to pay the costs of real estate taxes, property insurance, maintenance of underground utilities and structural elements of the Hotels, and to set aside a portion of the Hotels' revenues to fund capital expenditures for the periodic replacement or refurbishment of furniture, fixtures and equipment required for the retention of the franchise licenses with respect to the Hotels.

Note 8. Stock-Based Compensation Plans

        The Company's Restricted Stock and Stock Option Plan (the "Plan") provides for the grant of stock options to purchase a specified number of shares of common stock ("Options") and grants of restricted shares of common stock ("Restricted Stock"). Under the Plan, approximately 2.3 million shares of common stock, of which 650 thousand shares may be restricted stock, are available for awards to the officers and key employees of the Company and 675 thousand shares of common stock, of which 120 thousand shares may be restricted stock, are available for awards to Directors of the Company who are not officers or employees. Options issued under the plan have a maximum term of ten years from the date of grant. The exercise price of the options shall be determined on the date of each grant.

        The Company applies APB Opinion No. 25 and related Interpretations in accounting for the Plan. In 1995, the Financial Accounting Standards Board issued SFAS Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to adopt the provisions of SFAS 123. However, pro forma disclosures, as if the Company adopted the cost recognition requirements of SFAS 123, are required by SFAS 123 and are presented below.

        A summary of the Company's stock options under the Plan as of December 31, 2001, 2000 and 1999, and the changes during the years are presented below (in thousands, except per share data):

	2001			2000			1999
	Number of Shares Underlying Options		Weighted Average Exercise Price	Number of Shares Underlying Options		Weighted Average Exercise Price	Number of Shares Underlying Options		Weighted Average Exercise Price
Outstanding at beginning of years		1,207	$13.43		1,484	$13.83		1,091	$14.99
Granted		680	11.47		50	11.06		600	11.99
Exercised		(343)	12.30		(30)	11.88
Forfeited		(156)	13.72		(297)	14.64		(207)	14.64

Outstanding at end of years		1,388	$12.76		1,207	$13.43		1,484	$13.83

Exercisable at end of years		519	$14.28		700	$14.25		604	$15.34

Weighted-average fair value			$1.10			$0.60			$1.75

Price range of shares under option	$ $	10.50 to 16.87		$ $	10.50 to 16.87		$ $	10.50 to 16.87

        The weighted average remaining contractual life of options outstanding as of December 31, 2001 is 8.0 years.

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions: dividend of $1.10; volatility of 26.7% for 2001 grants, volatility of 26.2% for 2000 grants and 29% for 1999 grants, risk-free interest rate of 4.8% for 2001, 6.2% for 2000 and 5.9% for 1999 and expected life of 6 years for 2001, 2000, and 1999.

        Had compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net income (loss) and earnings per share would have been reduced to the pro forma amounts indicated below:

	2001	2000	1999
Net income (loss) applicable to common shareholders:
As reported	$(11,713)	$29,378	$33,578
Pro forma	$(12,013)	$29,045	33,279
Basic and diluted earnings (loss) per share:
As reported	$(0.47)	$1.20	$1.34
Pro forma	$(0.48)	$1.18	$1.33

        The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

        Restricted Stock.    A summary of the status of the Company's restricted stock grants as of December 31, 2001, 2000 and 1999 and the changes during the years are presented below (value is computed as the weighted average fair market value of the restricted stock at grant date):

	2001		2000		1999
	# Shares	Value	# Shares	Value	# Shares	Value
Outstanding at beginning of year	343,000	$13.42	329,000	$13.56	288,000	$13.82
Granted, subject to vesting	270,000	$13.11	14,000	$11.36	41,000	$11.75
Forfeited	(1,333)	$11.88

Outstanding at end of year	611,667	$13.31	343,000	$13.42	329,000	$13.56

Vested at end of year	314,000	$13.65	270,662	$13.89	211,999	$14.40

Note 9. Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board ("FASB") approved SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Statement requires that long-lived assets to be disposed of other than by sale be considered held and used until they are disposed of. The Statement requires that long-lived assets to be disposed of by sale be accounted for under the requirements of SFAS No. 121 which requires that such assets be measured at the lower of carrying amounts or fair value less cost to sell and to cease depreciation. SFAS No. 144 requires a probability-weighted cash flow estimation approach with situations in which alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range of possible future cash flow amounts are estimated. As a result, discontinued operations will no longer be measured on a net realizable basis, and future operating losses will no longer be recognized before they occur. Additionally, goodwill will be removed from the scope SFAS No. 144 and as a result will no longer be required to be allocated to long-lived assets to be tested for impairment. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company is not currently affected by the Statement's requirements.

Note 10. Subsequent Events

        In January, the Company sold its interest in an investment in an unconsolidated partnership for approximately $1.2 million, recognizing a gain on sale of approximately $1.1 million.

        The Company announced on February 7, 2002, that the Operating Partnership intends to offer $125 million of senior notes. The senior notes would be unsecured and guaranteed by the Company and certain of its subsidiaries. The Company would use the net proceeds to retire the 1996 CMBS mortgage debt ($58,181 outstanding at December 31, 2001), pay the prepayment penalty on the 1996 CMBS mortgage debt of $6.5 million, terminate the two outstanding interest rate swap agreements for approximately $3.2 million, with the balance used to reduce outstanding borrowings under the line of credit. As a result of the prepayment of the 1996 CMBS debt, the Company will also expense as an extraordinary item $1.4 million in unamortized debt costs.

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INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
RFS HOTEL INVESTORS, INC. CONSOLIDATED BALANCE SHEETS (in thousands)
RFS HOTEL INVESTORS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2001, 2000 and 1999 (in thousands, except per share data)
RFS HOTEL INVESTORS, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) For the Years Ended December 31, 2001, 2000 and 1999 (in thousands)
RFS HOTEL INVESTORS, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY For the Years Ended December 31, 2001, 2000 and 1999 (in thousands, except per share data)
RFS HOTEL INVESTORS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2001, 2000 and 1999 (in thousands)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF RFS HOTEL INVESTORS, INC.